EXHIBIT 10.17



			 Tax Sharing and Tax Services
				   Agreement





       This Agreement is entered into the        day of            , 1996,
by and among Ingram Industries Inc. ("Industries"), Ingram Entertainment Inc. ("Entertainment") and Ingram Micro Inc. ("Micro") (Entertainment and Micro are sometimes hereinafter referred to collectively as the "Subsidiaries" and individually as a "Subsidiary").

       WHEREAS, Industries is the common parent corporation of an affiliated group of corporations (the "Affiliated Group") within the meaning of section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), which files consolidated federal income tax returns
("Consolidated Federal Returns");

       WHEREAS, the Subsidiaries are currently wholly-owned subsidiaries of Industries and members of the Affiliated Group;

       WHEREAS, Industries files consolidated, combined or unitary state income tax returns (collectively, "Consolidated State Returns") in certain states for groups of corporations which include the Subsidiaries;

       WHEREAS, Industries is distributing all of its stock in each of the Subsidiaries to certain of the shareholders of Industries in split-off transactions (each, a "Split-off" and together, the "Split-offs");

       WHEREAS, the parties hereto desire to set forth their agreement concerning the manner in which various matters relating to federal state and foreign taxes based upon income (collectively, "Income Taxes") will be handled after the dates of the Split-offs;

       NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

     1. Termination of Other Income Tax Sharing Agreements. Any existing Income Tax sharing agreements or arrangements, whether written or unwritten, between Industries and a Subsidiary shall terminate on the date of the Split-off of such Subsidiary, (the "Subsidiary's Split-off Date"), and this Agreement shall thereafter constitute the sole Income Tax sharing agreement between Industries and such Subsidiary.

     2. Filing of Income Tax Returns and Payment of Tax Liability.

	(a) Federal Income Tax Returns.

	    (i) Return for Affiliated Group. Industries will prepare and file the Consolidated Federal Return for the Affiliated Group for the taxable year which includes a Subsidiary's Split-off Date.

	    (ii) Separate Federal Income Tax Returns. Industries shall prepare on behalf of each Subsidiary, in consideration of a fee to be negotiated by the parties, a separate federal income tax return for the short taxable year of such Subsidiary which begins immediately after such Subsidiary's Split-off Date.

	(b) State Income Tax Returns.

	    (i) Consolidated State Income Tax Returns. Industries shall prepare and file state income tax returns for the taxable year which includes a Subsidiary's Split-off Date for those states in which Consolidated State Returns are filed.

	    (ii) Separate State Income Tax Returns. With respect to those states in which a Subsidiary files a separate income tax return, Industries shall prepare on behalf of such Subsidiary, in consideration of a fee to be negotiated by the parties, an income tax return for the taxable year of the Subsidiary which includes such Subsidiary's Split-off Date. With respect to those states in which Consolidated State Returns are filed in accordance with
Section 2(b)(i) above, Industries shall prepare on behalf of each Subsidiary, in consideration of a fee to be negotiated by the parties, a separate income tax return for the short taxable year of the Subsidiary which begins immediately after such Subsidiary's Split-off Date.

	(c) In preparing the Consolidated Federal Return and any Consolidated State Returns for the taxable period which includes a Subsidiary's Split-off Date, the items attributable to such Subsidiary for the portion of such taxable period ending on the Subsidiary's Split-off Date shall be determined by closing the books of the Subsidiary as of the Subsidiary's Split-off Date. All such returns shall be prepared using the same procedures and on the same basis as returns for prior periods, except as the parties hereto may otherwise agree.

	(d) Payment of Tax.

	    (i) Consolidated Federal and State Returns. Within thirty (30) days after the Consolidated Federal Return and each Consolidated State Return for the taxable year which includes a Subsidiary's Split-off Date is filed, Industries shall notify such Subsidiary of the amount of the tax liability reflected on such return which is allocable to such Subsidiary. Such Subsidiary shall pay to Industries, within ten (10) days after the date of such notice, the excess of the amount of tax liability reflected on such tax return which is allocable to the Subsidiary over the amount previously paid by such Subsidiary to Industries with respect to the Subsidiary's tax liability for such taxable year, together with interest, at the intercompany rate of interest determined by Industries' Treasury Department (the "Inter-Company Rate") for such period, on such excess amount for the period from the date the tax return is filed until the date of payment by the Subsidiary. In the event that the amount of tax liability reflected on such tax return which is allocable to the Subsidiary is less than the amount previously paid by such Subsidiary to Industries with respect to the Subsidiary's tax liability for such taxable year, Industries shall pay such Subsidiary the difference, together with interest at the Inter-Company Rate on such amount for the period from the date the tax return is filed until the date of payment to the Subsidiary; provided, however, that interest shall only be paid to the extent such Subsidiary's overpayment was used to fund an underpayment by Industries or another Subsidiary or interest on such overpayment was actually received from the relevant taxing authority. Industries shall allocate the tax liability reflected on the Consolidated Federal Return and each Consolidated State Return in accordance with the method prescribed in Treas. Reg. Section 1.1552-1(a)(3).

	    (ii) Separate Federal and State Returns. Each Subsidiary shall be responsible for the payment of any Income Tax liability reflected on the Separate Income Tax returns prepared by Industries on behalf of such Subsidiary pursuant to Sections 2(a)(ii) and 2(b)(ii) of this Agreement.

   3. Subsequent Adjustments.

      (a) In the event that adjustments are made to a Consolidated Federal Return, a Consolidated State Return or a foreign or separate state Income Tax return of Industries or a Subsidiary for any taxable year or portion thereof ending on or before the date of the Split-off of Micro (the "Micro Split-off Date"), whether by reason of an audit, amended return or otherwise, and such adjustments result in an increase in the Income Tax liability for such taxable period, the responsibility for the payment of such increase in Income Tax liability and any interest, penalties, or additions to tax imposed with respect to such increase (collectively, a "Deficiency") shall, except as provided Section 3(c) and Section 4(b) below, be determined in the following manner:

	    (i) The amount of a Deficiency shall first be offset against and reduce the amount reflected in the reserve for taxes recorded on the books of Industries as of the Micro Split-off Date (the "Reserve"). Industries shall be responsible for payment of the amount of such Deficiency which is offset against the Reserve in accordance with this Section 3(a)(i).

	    (ii) To the extent that the amount of a Deficiency exceeds the balance in the Reserve (after giving effect to any prior reduction in the Reserve made pursuant to this Agreement), the parties hereto shall be responsible for the payment of the amount of such excess in the following proportions:

		   Industries         23.01 percent

		   Micro              72.84 percent

		   Entertainment      4.15 percent;


	    (iii) Provided, however, that in the event that a Deficiency involves a timing issue and results in a decrease in income or an increase in a deduction, credit or other tax attribute (an "Offsetting Adjustment") for a taxable period or portion thereof beginning after the Micro Split-off Date, the amount of the Deficiency to be taken into account for purposes of applying Sections 3(a)(i) and 3(a)(ii) above shall be reduced by the present value (using a discount rate equal to 10 percent) of the tax benefit (based on the applicable maximum corporate tax rate in effect on the date of such adjustment) which will result from the Offsetting Adjustment and the Subsidiary benefiting from such Offsetting Adjustment shall pay 100 percent of the foregoing reduction in the Deficiency.

      (b) In the event that a Deficiency is imposed with respect to a Consolidated Federal Return or Consolidated State Return, or a foreign or a separate state Income Tax Return of Entertainment, and any portion of such Deficiency is attributable to items of Entertainment for the period beginning immediately after the Micro Split-off Date and ending on the date of the Split-off of Entertainment (the "Interim Period"), such portion of the Deficiency (the "Interim Period Deficiency") shall first be offset against and reduce the amount reflected in the reserve for taxes recorded on the books of Industries for the Interim Period (the "Interim Period Reserve"), which shall be established using the same procedures and on the same basis as in prior periods. Industries shall be responsible for payment of the amount of any Interim Period Deficiency which is offset against the Interim Reserve pursuant to this Section 3(b). To the extent that the Interim Period Deficiency exceeds the balance in the Interim Period Reserve (after giving effect to any prior reduction in the Interim Period Reserve made under this Agreement), Entertainment shall be solely responsible for the payment of the amount of such excess.

      (c) Notwithstanding the provisions of Section 3(a) or 3(b), (i) if either the Split-off of Micro or the Split-off of Entertainment fails to qualify for tax-free treatment under Section 355 of the Code as the result of the breach by one of Industries, Micro or Entertainment of a representation or covenant contained in Section 6.2 or Section 6.3 of the Amended and Restated Exchange Agreement dated September 4, 1996, as amended and restated on October 17, 1996 (the "Exchange Agreement"), to which Industries and the Subsidiaries are parties, the responsibility for the payment of any resulting Deficiency shall be borne solely by the corporation which committed such breach; and in the event the Deficiency results from the breach by more than one of the corporations of such representations or covenants, the responsibility for the payment of the Deficiency shall be shared by each of the corporations which committed such breach in the proportion which the percentage specified for such corporation in Section 3(a)(ii) bears to the sum of the percentages specified therein for each of the corporations which committed such breach; and (ii) if a Deficiency is attributable to a transaction, other than the Split-offs, which was consummated pursuant to the Amended and Restated Reorganization Agreement dated September 4, 1996, as amended and restated on October 17, 1996 (the "Reorganization Agreement"), among Industries, Micro and Entertainment, the responsibility for the payment of such Deficiency shall be borne 23.01 percent by Industries, 72.84 percent by Micro and 4.15 percent by Entertainment, as determined after the application of the procedures set forth in Section 3(a)(iii), if appropriate.

      (d) In the event that the Split-off of Entertainment fails to qualify for tax-free treatment under Section 355 of the Code and Section 3(c)(i) of this Agreement is not applicable, the amount of the resulting Deficiency shall first be offset against and reduce the amount reflected in the Interim Reserve and, to the extent that such Deficiency exceeds the balance in the Interim Reserve (after giving effect to any prior reduction in the Interim Reserve made under this Agreement), shall then be offset against and reduce the balance reflected in the Reserve (after giving effect to any prior reduction in the Reserve made under this Agreement); provided, however, that no such offset against and reduction of the Reserve shall be permitted if (i) the Split-off of Entertainment was not completed in accordance with the provisions of the Exchange Agreement and the Reorganization Agreement, or (ii) the facts and circumstances of the Split-off of Entertainment differed in any material respect from the description thereof (including the representations relating thereto) set forth in the private letter ruling dated October 16, 1996 from the Internal Revenue Service regarding the Split-offs unless a supplemental private letter ruling reasonably satisfactory to Micro addressing any such differences is obtained prior to such Split-off. Industries shall be responsible for the payment of the amounts of such resulting Deficiency which are offset against the Interim Reserve and the Reserve in accordance with this Section 3(d). To the extent that the amount of the resulting Deficiency exceeds the amount offset against the Interim Reserve and the Reserve under this
Section 3(d), the responsibility for the payment of such excess amount shall be borne 23.01 percent by Industries, 72.84 percent by Micro and 4.15 percent by Entertainment. In all other instances, the Deficiency shall be borne 84.72 percent by Industries and 15.28 percent by Entertainment.

   4. Refunds.

	   (a) In the event that a refund of Income Tax (other than a refund attributable to a carryback of a loss or tax credit) is received by Industries with respect to a Federal Consolidated Return or a State Consolidated Return for any taxable year or portion thereof ending on or before a Subsidiary's Split-off Date, the portion of such refund which is attributable to items of a Subsidiary shall be promptly paid by Industries to such Subsidiary, together with any interest received on such portion; provided, however, that in the event that a refund is received with respect to an amount of a Deficiency which was paid by Industries or a Subsidiary in accordance with Section 3 above, Industries and each Subsidiary shall be entitled to the portion of such refund, together with interest thereon, which is the same as the proportion of the Deficiency which was paid by such party.

      (b) In the event that a Subsidiary has a net operating loss, net capital loss or credits against tax for a taxable year beginning after such Subsidiary's Split-off Date which, under applicable federal or state law, may be carried back to a Consolidated Federal Return or State Consolidated Return for a taxable period or portion thereof of the Subsidiary which ends on or before such Subsidiary's Split-off Date, Industries shall pay to such Subsidiary, within ten (10) days of the receipt of such refund, the amount of the Income Tax benefit actually received by the Affiliated Group or the applicable state consolidated, combined or unitary group, as the case may be, as a result of such carryback. The tax benefit received as a result of a carryback shall be considered to be equal to the excess of (i) the Income Taxes which would have been payable for the taxable period to which the loss or credit is carried in the absence of such carryback over (ii) the Income Taxes actually payable for such period after taking such carryback into effect. In the event that any portion of a carryback is disallowed following payment to a Subsidiary of the tax benefit received from such carryback, the Subsidiary shall repay to Industries the amount which would not have been payable to the Subsidiary hereunder if only the portion of the carryback actually allowed had been taken into account.

      5. Allocation of Items. In the case of an assessment or refund which is imposed or received with respect to an Income Tax Refund filed for a taxable period that includes but does not end on a Subsidiary's Split-off Date, the amount of the assessment or refund which relates to the portion of the taxable period ending on such Subsidiary's Split-off Date shall be determined by allocating the items to which the assessment or refund relates to the date on which such items are properly taken into account for Income Tax purposes, and in the case of any item which cannot be allocated to a specific date, by ratably allocating such item between the portion of the taxable period ending on such Subsidiary's Split-off Date and the portion of the taxable period beginning immediately after such Subsidiary's Split-off Date based on the number of days in such respective portions.

      6. Certain Changes. Following a Subsidiary's Split-off Date, neither Industries nor such Subsidiary shall, without the prior written consent of the other parties to this Agreement, make or change any Income Tax election, adopt or change any accounting method, file any amended Income Tax Return or agree to or settle any claim, proposed adjustment or assessment if such action would result in an increase in Income Tax liability or a reduction in any deduction, credit, loss or other Income Tax attribute for any taxable period or portion thereof of Industries or such Subsidiary which ends on or before such Subsidiary's Split-off Date.

      7. Deductions Related to Options. It is agreed by the parties that where an option to purchase stock of Industries which is held by an employee of Industries or Entertainment is converted in connection with the Micro Split-off into an option to purchase stock of Micro, and Micro issues its stock to such employee pursuant to the exercise of the converted option, then, to the extent that Industries or Entertainment is entitled to an Income Tax deduction for the amount of compensation which results to the employee from exercise of the converted option, Industries or Entertainment shall pay to Micro the amount of the tax benefit received by such corporation from the compensation deduction.

      8. Contests. Industries shall have the right to control any audit, administrative or judicial proceeding involving a claim, proposed adjustment, assessment or other contest with respect to a Consolidated Federal Return, Consolidated State Return, or a separate Income Tax return filed by Industries or a Subsidiary for any taxable period or portion thereof ending on or prior to such Subsidiary's Split-off Date, and Industries shall have the right to determine when to settle such claim, adjustment, assessment or contest; provided, however, that Industries shall consult with a Subsidiary regarding any such proceeding to the extent that such proceeding may affect the tax liability of such Subsidiary for a taxable period or portion thereof beginning after such Subsidiary's Split-off Date and shall obtain the consent of a Subsidiary, which consent shall not be unreasonably withheld, to any proposed settlement if such settlement would increase the tax liability of such Subsidiary for a taxable period or portion thereof beginning after such Subsidiary's Split-off Date. The legal fees and other expenses incurred by Industries in connection with any such proceeding shall be borne 23.01 percent by Industries, 72.84 percent by Micro and 4.15 percent by Entertainment for proceedings related to periods ending on or before the Micro Split-off Date. For proceedings relating to the Interim Period, any such fees and expenses shall be borne
84.72 percent by Industries and 15.28 percent by Entertainment. Industries shall allow a Subsidiary and its counsel to participate in any such proceeding to the extent that the proceeding relates to such Subsidiary, and the legal fees and other expenses incurred by a Subsidiary in this regard shall be borne by the parties in the same proportions set forth in the immediately preceding sentence.

      9. Cooperation and Assistance. Industries and each Subsidiary agree to provide each other with such cooperation and information as either of them may reasonably request in connection with the preparation of Income Tax returns, amended returns, claims for refunds or other income tax filings or the conduct of any audit, administrative or judicial proceeding relating to Income Taxes. Industries and each Subsidiary further agree to retain all books, records, documents, accounting data or other information which relate to Income Tax returns for taxable periods ending on or prior to or which include such Subsidiary's Split-off Date, until the expiration of the applicable statute of limitations (giving effect to any extension, waiver or mitigation thereof).

      10. Governing Law. This Agreement shall be construed under and governed by the laws of the State of Tennessee.

      11. Headings. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      12. Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be altered or amended except in writing signed by the parties. The failure of a party hereto at any time to require the performance of any provision hereunder shall in no manner affect the right to enforce the same. No waiver by any party hereto of any condition, or of the breach of any provision of this Agreement shall be deemed or construed as a further or continuing waiver of any such condition or of the breach of any other provision herein contained.

      13. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall not be construed so as to benefit any person other than the parties hereto and such successors and assigns.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first written above.




					INGRAM INDUSTRIES INC.


					By: ___________________________

					Title: ________________________



					INGRAM ENTERTAINMENT INC.


					By: ___________________________

					Title: ________________________



					INGRAM MICRO HOLDINGS INC.


					By: ___________________________

					Title: ________________________